Exhibit (b)(5)

TERM LOAN AGREEMENT

dated as of July 15, 2014

among

TYSON FOODS, INC.,

as Borrower

The Lenders Party Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC. AND J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

for the $1,306,250,000 3-Year Tranche Facility and

the $593,750,000 5-Year A Tranche Facility

MORGAN STANLEY SENIOR FUNDING, INC.,

J.P. MORGAN SECURITIES LLC AND COBANK, ACB,

as Joint Lead Arrangers and Joint Bookrunners

for the $600,000,000 5-Year B Tranche Facility

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

i

SCHEDULES:

Schedule I – Pricing Schedule

Schedule II – Commitment Schedule

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Insurance

Schedule 3.15 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 9.04(c)(vi) – Voting Participants

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Guarantee Agreement

Exhibit C – Form of Borrowing Request

Exhibit D – Form of Interest Election Request

Exhibit E – Form of Compliance Certificate

Exhibit F – Form of Solvency Certificate

Exhibit G – Form of Note

Exhibit H - Form of U.S. Tax Compliance Certificate

TERM LOAN AGREEMENT, dated as of July 15, 2014 (as it may be amended or modified from time to time, this “Agreement”), among TYSON FOODS, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, and MORGAN STANLEY SENIOR FUNDING, INC, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the meanings specified below:

“2016 Notes” means the Borrower’s 6.60% Senior Notes due 2016.

“3-Year Tranche Commitment” means, as to each 3-Year Tranche Lender , its commitment to make 3-Year Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 3-Year Tranche Lender’s name on the Commitment Schedule, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, 2.11, 2.19(b) or 9.02(c), and (b) reduced or increased from time to time pursuant to assignments by or to such 3-Year Tranche Lender pursuant to Section 9.04. The initial amount of each 3-Year Tranche Lender’s 3-Year Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such 3-Year Tranche Lender shall have assumed its 3-Year Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 3-Year Tranche Commitment s is $1,306,250,000.

“3-Year Tranche Facility” means the 3-Year Tranche Commitments and the provisions herein related to the 3-Year Tranche Loans.

“3-Year Tranche Lender” means, as of any date of determination, a Lender having a 3-Year Tranche Commitment or holding a 3-Year Tranche Loan .

“3-Year Tranche Loans” means the term loans made by the 3-Year Tranche Lenders to the Borrower pursuant to this Agreement.

“5-Year A Tranche Commitment” means, as to each 5-Year A Tranche Lender, its commitment to make 5-Year A Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year A Tranche Lender’s name on the Commitment Schedule, as such commitment may be (a) reduced from time to time pursuant to Section 2.09,2.11, 2.19(b) or 9.02(c), and (b) reduced or increased from time to time pursuant to assignments by or to such 5-Year A Tranche Lender pursuant to Section 9.04. The initial amount of each 5-Year A Tranche Lender’s 5-Year A Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such 5-Year A Tranche Lender shall have assumed its 5-Year A Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 5-Year A Tranche Commitments is $593,750,000.

“5-Year A Tranche Facility” means the 5-Year A Tranche Commitments and the provisions herein related to the 5-Year A Tranche Loans.

“5-Year A Tranche Lender” means, as of any date of determination, a Lender having a 5-Year A Tranche Commitment or holding a 5-Year A Tranche Loan.

“5-Year A Tranche Loans” means the term loans made by the 5-Year A Tranche Lenders to the Borrower pursuant to this Agreement.

“5-Year B Tranche Commitment” means, as to each 5-Year B Tranche Lender, its commitment to make 5-Year B Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year B Tranche Lender’s name on the Commitment Schedule, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, 2.11, 2.19(b) or 9.02(c), and (b) reduced or increased from time to time pursuant to assignments by or to such 5-Year B Tranche Lender pursuant to Section 9.04. The initial amount of each 5-Year B Tranche Lender’s 5-Year B Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such 5-Year B Tranche Lender shall have assumed its 5-Year B Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 5-Year B Tranche Commitments is $600,000,000.

“5-Year B Tranche Facility” means the 5-Year B Tranche Commitments and the provisions herein related to the 5-Year B Tranche Loans.

“5-Year B Tranche Lender” means, as of any date of determination, a Lender having a 5-Year B Tranche Commitment or holding a 5-Year B Tranche Loan.

“5-Year B Tranche Loans” means the term loans made by the 5-Year B Tranche Lenders to the Borrower pursuant to this Agreement.

“5-Year Tranche Loans” means, collectively, the 5-Year A Tranche Loans and the 5-Year B Tranche Loans.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means, collectively, the Target together with its Subsidiaries.

“Acquired Business Material Adverse Effect” shall mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Target to consummate the Transactions (as defined in the Acquisition Agreement) and the other transactions contemplated by the Acquisition Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Target and the Company Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether an Acquired Business Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which the Target and the Company Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Target, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, an Acquired

Business Material Adverse Effect), (D) any failure, in and of itself, by the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect), (E) the execution and delivery of the Acquisition Agreement or the public announcement or pendency of the Transactions (as defined in the Acquisition Agreement) or any of the other transactions contemplated by the Acquisition Agreement, other than for purposes of Section 4.4 or Section 4.15(m) of the Acquisition Agreement or clause (d) of Annex A of the Acquisition Agreement (insofar as it relates to Section 4.4 or Section 4.15(m) of the Acquisition Agreement), (F) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that the Target and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Target and the Company Subsidiaries operate. In this paragraph, each capitalized term that is not defined in any other provision in this Agreement shall have the meaning given to such term in the Acquisition Agreement (as of July 1, 2014).

“Acquisition” means the acquisition of the Target by the Borrower (through its wholly-owned subsidiary) by way of (i) a tender offer (the “Tender Offer”) for the Target Shares for a purchase price consisting of cash consideration set forth in the Tender Offer Documents, and (ii) a subsequent merger (the “Merger”), in each case, pursuant to the Acquisition Documents.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 1, 2014, among the Borrower, HMB Holdings, Inc. and the Target.

“Acquisition Agreement Representations” means the representations made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower (or a Subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Documents” means collectively the Acquisition Agreement and the Tender Offer Documents, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Additional Obligations” has the meaning set forth in the Guarantee Agreement.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means MSSF, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.07, the term “Affiliate” shall also mean any Person that is an executive officer or director of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Agency Fee Letter” means that certain Amended and Restated Agency Fee Letter, dated as of July 11, 2014, among the Borrower and the Administrative Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Applicable Percentage” means at any time, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case at such time. If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” has the meaning assigned to such term in the Pricing Schedule.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Joint Lead Arrangers named on the cover of this Agreement.

“ASC 815” means Financial Accounting Standards Board, Accounting Standards Codification 815, Derivatives and Hedging (as such may be amended, supplemented or replaced).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Availability Termination Date” shall mean the earliest to occur of (i) the date that is 120 days following the Initial Closing Date and (ii) the date of the consummation of the Merger.

“Board” means the Board of Governors of the Federal Reserve System of the U.S. (or any successor thereto).

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing of Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) a “Change of Control” (or other defined term having a similar purpose) as defined under any of the Covered Notes or in any document governing any refinancing thereof; provided, however, that for purposes of clause (a), the Permitted Holders shall be deemed to beneficially own any Equity Interests of the Borrower held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, promulgated or issued.

“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 3-Year Tranche Loans, 5-Year A Tranche Loans or 5-Year B Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment, 5-Year A Tranche Commitment or 5-Year B Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s 3-Year Tranche Commitment, 5-Year A Tranche Commitment and/or 5-Year B Tranche Commitment, as applicable. The initial amount of the Total Commitment is $2,500,000,000.

“Commitment Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Schedule” means Schedule II attached hereto.

“Commitment Termination Date” means December 1, 2014, if the Initial Closing Date shall not have occurred on or prior thereto; provided that to the extent that pursuant to Section 8.1(b)(ii) of the Acquisition Agreement (as of July 1, 2014), the “Outside Date” (as defined in the Acquisition Agreement) is extended to April 1, 2015, the Commitment Termination Date shall be automatically extended to April 1, 2015 (and the Borrower shall provide prompt written notice of such extension to the Administrative Agent, which shall promptly notify the Lenders).

“Competitor” means any Person (or a reasonably identifiable Affiliate of such Person) that competes with the Borrower and its Subsidiaries in the industries in which they conduct their business.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) interest expense during such period (including imputed interest expense in respect of Capital Lease Obligations and taking into account net payments under Swap Agreements entered into to hedge interest rates that would be included in the computation of interest expense under GAAP to the extent such net payments are allocable to such period in accordance with GAAP) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Leases of the Borrower and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP, (iv) any cash payments made during such period in respect of amounts referred to in clause (b)(ii) below that were amortized or accrued in a previous period (other than any such cash payments in respect of the Senior Notes) and (v) to the extent not otherwise included in Consolidated Interest Expense, commissions, discounts, yield and other fees and charges incurred in connection with Securitization Transactions which are payable to any person other than the Borrower or any Subsidiary, and any other amounts comparable to or in the nature of interest under any Securitization Transaction, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”, minus (b) the sum of (i) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) to the extent included in such Consolidated Interest Expense for such period, noncash amounts attributable to Swap Agreements pursuant to GAAP, including as a result of the application of ASC 815. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash

Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b). The Senior Notes Premium Amount paid to holders of the Senior Notes in connection with the prepayment or redemption thereof shall be disregarded for purposes of calculating Consolidated Cash Interest Expense for any period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary noncash losses for such period, (v) noncash charges to the extent solely attributable to unrealized losses under ASC 815 (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made (it being understood that the provision of cash collateral shall not constitute a “payment” for these purposes)), and (vi) noncash charges (including goodwill writedowns) for such period (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary noncash gains for such period, (ii) noncash gains to the extent solely attributable to unrealized gains under ASC 815 (provided that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received) and (iii) nonrecurring noncash gains for such period (provided that any cash received with respect to any such nonrecurring noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that (other than for purposes of any calculation made on a Pro Forma Basis) there shall be excluded from Consolidated Net Income the net income (or loss) of (a) any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Borrower or any of its consolidated Subsidiaries or is merged into or consolidated with the Borrower or any of its consolidated Subsidiaries or such Person’s assets are acquired by the Borrower or any of its consolidated Subsidiaries or (b) any Variable Interest Entity.

“Consolidated Net Tangible Assets” means, at any date, total assets of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Borrower and its consolidated Subsidiaries and (b) goodwill and other intangible assets of the Borrower and its consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, on any date, the sum as of such date of (a) Debt to Capitalization Ratio Indebtedness as of such date and (b) total shareholders’ equity as of such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Solely for purposes of the definition of “Affiliate”, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.

“Corporate Rating” means, at any time, (a) the Borrower’s corporate credit rating then in effect (or at any time when there is no corporate credit rating in effect, the Borrower’s Index Rating) from S&P, (b) the Borrower’s corporate family rating then in effect (or at any time when there is no corporate family rating in effect, the Borrower’s Index Rating) from Moody’s and (c) the Borrower’s issuer default rating then in effect (or at any time when there is no issuer default rating in effect, the Borrower’s Index Rating) from Fitch.

“Covered Notes” means each of the 2016 Notes, the Borrower’s 7% Notes due 2018, the Borrower’s 4.50% Senior Notes due 2022 and the Borrower’s 7% Senior Notes due 2028.

“Debt to Capitalization Ratio” means, on any date, the ratio of (a) Debt to Capitalization Ratio Indebtedness as of such date, to (b) Consolidated Total Capitalization as of such date.

“Debt to Capitalization Ratio Indebtedness” means, on any date, determined on a consolidated basis in accordance with GAAP, Indebtedness for Borrowed Money as of such date, less, to the extent included in Indebtedness for Borrowed Money, the amount of Indebtedness of Variable Interest Entities (other than Indebtedness of any SPE Subsidiary) that is not also Indebtedness of the Borrower or any Subsidiary (other than a Variable Interest Entity that is not an SPE Subsidiary) of the type referred to in clause (2) of the definition of Indebtedness for Borrowed Money. Any reference in this Agreement to Debt to Capitalization Ratio Indebtedness of a Subsidiary shall exclude any Indebtedness of such Subsidiary that is owed to the Borrower or another Subsidiary, except to the extent such Indebtedness shall have been transferred or pledged to a Person other than the Borrower or a Subsidiary.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing within three Business Days of the date on which it shall have been required to fund the same unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender will cease to be a Defaulting Lender upon providing such confirmation as requested, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is determined by a Governmental Authority to be insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, provided that for purposes of this clause (e), a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by any governmental authority or instrumentality thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in any SEC Filing.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date one year after the latest Maturity Date hereunder; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” occurring prior to the date one year after the latest Maturity Date hereunder shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Commitments.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.

“dollars” or “$” refers to lawful money of the U.S.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, release or threatened release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments, or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or notification that a Multiemployer Plan is in reorganization; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC; (e) the failure to make required contributions under Section 412 of the Code or Section 302 of ERISA; (f) the failure of any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (g) a determination that any Plan is in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the receipt by the Borrower or any ERISA Affiliate of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or is in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such ERISA Affiliate could otherwise be liable in an amount that could reasonably be expected to result in a Material Adverse Effect; and (j) any other event or condition which constitutes or might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Reuters LIBOR 01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurocurrency Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) U.S. federal withholding Tax imposed by a Requirement of Law (including FATCA) in effect at the time a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), becomes a party to this Agreement (or designates a new lending office), with respect to any payment made by or on account of any obligation of a Loan Party to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a), or (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(f).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 9, 2012 (as amended pursuant to that certain Amendment No.1 to the Credit Agreement, dated as of June 27, 2014), among Tyson Foods, Inc., as borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect immediately prior to the effectiveness of this Agreement on the Effective Date.

“Facility Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Obligations of the Borrower under this Agreement.

“Farm Credit Equities” has the meaning assigned to such term in Section 5.12(a).

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended from time to time, and under the regulation of the Farm Credit Administration or any successor agency.

“Farm Credit Lender Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Lender and certifying to the Borrower that such transferring Farm Credit Lender has used commercially reasonable efforts to consummate the relevant assignment or sale of a participation with another entity that would be expected to make patronage distributions to the Borrower on a going forward basis that are consistent with (or better than) those that the Borrower could reasonably have expected to have received from such transferring Farm Credit Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of July 11, 2014, among the Borrower, MSSF, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

“Fee Receiver” means any Person that receives any fees under Section 2.12.

“Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimalac, S.A.

“Foreign Lender” means any Lender (a) with respect to the Borrower (if the Borrower is not a U.S. Borrower) and any Tax, that is treated as foreign by the jurisdiction imposing such Tax and (b) with respect to the Borrower (if the Borrower is a U.S. Borrower), that (1) is not a “U.S. person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”), or (2) is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States Federal income tax purposes) are not U.S. Persons.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S., including those set forth in: (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; (b) the Accounting Standards Codification of the Financial Accounting Standards Board; (c) such other statements by such other entity as are approved by a significant segment of the accounting profession; and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body such as the European Union or the European Central Bank) having jurisdiction over the Borrower, any Subsidiary or any Lender, as the context may require.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement among the Borrower, the other Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received on the Effective Date from each of the Borrower and TFM a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person; and

(b) if any Subsidiary (including TFM, in the event it shall have been released from its Guarantee under the Guarantee Agreement as provided in Section 9.16(b)) shall be or become actually or contingently liable under any Guarantee for (i) any Material Indebtedness of the Borrower or (ii) Indebtedness under the Existing Credit Agreement, the Administrative Agent shall have received a Guarantor Joinder Agreement, duly executed and delivered on behalf of such Subsidiary, together with documents and opinions of the type referred to in paragraphs (b) and (f) of Sections 4.02 with respect to such Subsidiary.

“Guaranteed Obligations” means (a) all Obligations and (b) all Additional Obligations.

“Guaranteed Parties” has the meaning assigned to such term in the Guarantee Agreement.

“Guarantor Joinder Agreement” means a Supplement to the Guarantee Agreement substantially in the form of Exhibit I to the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes and all other substances or wastes of any nature that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.

“incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business and excluding obligations with respect to letters of credit securing such trade accounts payable entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawings are reimbursed no later than the tenth Business Day following payment on the letter of credit), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable incurred in the ordinary course of business on normal commercial terms and not overdue by more than 60 days, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature (other than in respect of non-competition agreements and other such arrangements referred to above) incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (a) through (e) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by the Chief Financial Officer of the Borrower) of such property or assets and the amount of the Indebtedness so secured, (j) all Guarantees by such Person of Indebtedness of others, and (k) all obligations of such Person in respect of Securitization Transactions (valued as set forth in the definition of Securitization Transaction). Indebtedness shall not include obligations under any operating lease of property that is not capitalized on the balance sheet of the Borrower or any Subsidiary, except that Synthetic Lease Obligations shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that, in the case of Indebtedness sold by the obligor at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.

“Indebtedness for Borrowed Money” means the sum, determined on a consolidated basis in accordance with GAAP, of (1) all Indebtedness of the Borrower and its consolidated Subsidiaries of the types referred to in clauses (a), (b), (d), (e) and (k) (as determined in accordance with the second sentence of the definition of Securitization Transaction) of the definition of Indebtedness plus (2) all Indebtedness of the Borrower and its consolidated Subsidiaries of the types referred to in clauses (f), (i) and (j) of the definition of Indebtedness in respect of such Indebtedness of others of the types referred to in such clauses (a), (b), (d), (e) and (k) (as determined in accordance with the second sentence of the definition of Securitization Transaction), but excluding Guarantees of third party grower Indebtedness. Any reference in this Agreement to Indebtedness for Borrowed Money of a Subsidiary shall exclude any Indebtedness of such Subsidiary that is owed to the Borrower or another Subsidiary, except to the extent such Indebtedness shall have been transferred or pledged to a Person other than the Borrower or a Subsidiary.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the Obligations at such time) long-term debt for borrowed money.

“Initial Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Initial Loans” means the Loans made by the Lenders to the Borrower on the Initial Closing Date.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Election Request” means a request by the Borrower on behalf of the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each of March, June, September, and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Loan, the applicable Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Lenders” means commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has, on any date of determination, a rating by not less than two of S&P, Moody’s and Fitch, of, respectively, BBB, Baa2 and BBB, or higher.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on the Commitment Schedule having a 3-Year Tranche Commitment, 5-Year A Tranche Commitment and/or 5-Year B Tranche Commitment (or holding 3-Year Tranche Loans, 5-Year A Tranche Loans and/or 5-Year B Tranche Loans, as applicable) and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that shall have ceased to be a party hereto pursuant to Section 9.04.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes issued pursuant to this Agreement and any Guarantor Joinder Agreement, as well as all other agreements, instruments, documents and certificates identified in Article IV or otherwise executed and delivered by the Borrower or any of its Subsidiaries to, or in favor of, the Administrative Agent or any Lenders, including all powers of attorney, consents, assignments, contracts, notices and other written materials whether heretofore, now or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries, or any employee of the Borrower or any of its Subsidiaries, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Party” means the Borrower and each Domestic Subsidiary that is a party to a Loan Document.

“Loans” means the 3-Year Tranche Loans, 5-Year A Tranche Loans and/or 5-Year B Tranche Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Acquisition” means any acquisition or a series of related acquisitions (other than solely among the Borrower and the Subsidiaries), of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions (other than solely among the Borrower and the Subsidiaries), of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary of the Borrower that is not a Loan Party (a) the consolidated total assets of which equal 3.75% or more of the consolidated total assets of the Borrower or (b) the consolidated revenues of which equal 3.75% or more of the consolidated revenues of the Borrower, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower ended June 30, 2012); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower or 10% of the consolidated revenues of the Borrower (calculated without duplication of assets or revenues), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means, as applicable, the earlier of (i) with respect to (a) the 3-Year Tranche Loans, the date that is the three year anniversary of the Initial Closing Date, and (b) the 5-Year Tranche Loans, the date that is the five year anniversary of the Initial Closing Date and (ii) the date of acceleration of the Loans pursuant to Article VII hereof.

“Merger” has the meaning given thereto in the definition of “Acquisition”.

“Moody’s” means Moody’s Investors Service, Inc.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Guaranteed Parties under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” has the meaning assigned to such term in Section 3.17.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.19(b)).

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning specified in Section 9.04(c)(iv).

“PATRIOT Act” has the meaning assigned to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any of its Subsidiaries in excess of those required by applicable banking regulations;

(h) Liens in favor of, or claims or rights of any producer, grower or seller of livestock, poultry or agricultural commodities under PACA, PSA or any similar state or federal laws or regulations;

(i) any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;

(j) rights and claims of joint owners of livestock (other than poultry) under arrangements similar to TFM’s existing Alliance program;

(k) each Farm Credit Lender’s statutory lien in the Farm Credit Equities of such Farm Credit Lender; and

(l) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Fee Receiver” means any Fee Receiver that, with respect to any fees paid under Section 2.12, delivers to the Borrower and the Administrative Agent, on or prior to the date on which such Fee Receiver becomes a party hereto (and from time to time thereafter upon the request of the Borrower and the Administrative Agent, unless such Fee Receiver becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Fee Receiver) or any successor thereto that entitle such Fee Receiver to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN, a Fee Receiver providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine whether such Fee Receiver is entitled to such complete exemption.

“Permitted Holders” means (a) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code and (b) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clause (a) hereof possess over 50% of the voting power or beneficial interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to, by the Borrower or any ERISA Affiliate.

“Pricing Schedule” means Schedule I attached hereto.

“Prime Rate” means rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Borrower or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Borrower or any Subsidiary occurring at any time subsequent to the last day of such period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of such period (it being understood that, in connection with any such pro forma calculation prior to the delivery of financial statements for the first fiscal quarter ended after the Effective Date, such calculation shall be made in a manner satisfactory to the Administrative Agent in its Permitted Discretion).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof) or, in addition in the case of any Foreign Subsidiary, Indebtedness (“Replacement Indebtedness”) of such Foreign Subsidiary that replaces Original Indebtedness of such Foreign Subsidiary or of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary within 90 days after the repayment or prepayment of such Original Indebtedness; provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), it being understood in the case of Replacement Indebtedness that is denominated in a currency different from that of the applicable Original Indebtedness that the principal amount of such Original Indebtedness shall be deemed to be equal to the amount in the currency of such Replacement Indebtedness that is equal to the principal amount of such Original Indebtedness based on the currency exchange rates applicable on the date such Replacement Indebtedness is incurred; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is six months after the latest Maturity Date hereunder; (d) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness (except that Refinancing Indebtedness of any Foreign Subsidiary may be Guaranteed by any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary), and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case (except, in the case of Foreign Subsidiaries, to the extent specified in this clause (d)), shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been expressly subordinated to the Obligations, such Refinancing Indebtedness shall also be expressly subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) (except that Refinancing Indebtedness of any Foreign Subsidiary may be secured by Liens on assets of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary) or by any Lien having a higher priority in respect of the Obligations than the Lien that secured such Original Indebtedness.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or any other Person showing the results of inspections with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, if there are Loans outstanding, Lenders holding Loans and unused Commitments (if any) representing more than 50% of the sum of all Loans and unused Commitments (if any) at such time, or if there are no Loans outstanding, Lenders holding in excess of 50% of the Commitments.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Borrower but, in any event, with respect to financial matters, the foregoing person that is responsible for preparing the financial statements and reports delivered hereunder.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or any option, warrant, or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries, or any other payment that has a substantially similar effect to any of the foregoing.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates; provided, however, any such arrangement incurred in connection with the acquisition of property that is not capitalized on the balance sheet of the Borrower or any Subsidiary and is leased by the Borrower or any Subsidiary pursuant to an operating lease (other than a Synthetic Lease) shall not be considered a Sale/Leaseback Transaction.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“SEC Filing” has the meaning assigned to such term in Section 3.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means any arrangement under which the Borrower or any Subsidiary transfers accounts receivable and/or payment intangibles, interests therein and/or related assets and rights (a) to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and/or payment intangibles, interests therein or related assets and rights, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal, capital or stated amount (or the substantive equivalent of any of the foregoing) of the Indebtedness, other securities or interests referred to in the first sentence of this definition or, if there shall be no such principal, capital or stated amount (or the substantive equivalent of any of the foregoing), the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible. Such “amount” or “principal amount” shall not include any amount of Indebtedness owing by any SPE Subsidiary to the Borrower or any Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary.

“Senior Notes” means the Borrower’s 10.50% Senior notes due March 2014, which as of the date hereof have been redeemed in full.

“Senior Notes Premium Amount” means the aggregate amount of make-whole payments, premiums and other amounts paid in excess of the face amount of Senior Notes prepaid or redeemed which constitutes interest expense in accordance with GAAP or would constitute “Consolidated Cash Interest Expense” but for the last sentence of the definition of such term.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.

“Solvency Certificate” means a certificate from the chief financial officer or other officer of equivalent duties of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Initial Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit F hereto.

“Solvent” means, with respect to the Borrower and its Subsidiaries, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties in in Sections 3.01(a) and (b)(ii), 3.02, 3.03(c) (solely with respect to the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents), 3.08, 3.13, 3.17 and 3.18.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowing Date” means with respect to any Loan made after the Initial Closing Date, each date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held and (b) any other corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Borrower. Notwithstanding the foregoing, Dynamic Fuels, LLC shall not be a “Subsidiary” for any purpose under the Loan Documents, nor shall any Variable Interest Entity (other than an SPE Subsidiary) be a “Subsidiary” under the foregoing clause (b).

“Subsidiary Guarantor” means, at any time, each Subsidiary that is a party to the Guarantee Agreement at such time.

“Subsidiary Loan Party” means each Subsidiary that is a Loan Party.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means the Syndication Agent named on the cover of this Agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Target” means The Hillshire Brands Company, a Maryland corporation.

“Target Shares” means all of the issued and outstanding shares of common stock of the Target, together with any related rights under any shareholder rights agreements, including any such shares that may become outstanding upon the exercise of options or other rights to acquire such shares after the commencement of the Tender Offer but before the consummation of the Tender Offer on the Initial Closing Date.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning given thereto in the definition of “Acquisition”.

“Tender Offer Documents” means the initial offer to purchase and any other material documents entered into by the Borrower or any of its Subsidiaries (including all exhibits thereto), in each case, in accordance with the Tender Offer.

“TFM” means Tyson Fresh Meats, Inc., a Delaware corporation.

“Total Assets” means the total consolidated assets of the Borrower and its Subsidiaries according to the relevant consolidated balance sheet of the Borrower.

“Total Commitment” means, at any time, the aggregate amount of the Commitments in effect at such time.

“Transactions” means the Acquisition, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans, the use of the proceeds thereof, the payment of the fees and expenses incurred in connection with the Acquisition and the other transactions contemplated by or related to the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.S.” means the United States of America.

“U.S. Borrower” means the Borrower if it is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Variable Interest Entity” means any Person that is not a Subsidiary under clause (a) of the definition of such term but the accounts of which are consolidated with those of the Borrower under GAAP as a result of its status as a variable interest entity.

“Voting Participant” has the meaning assigned to such term in Section 9.04(c)(vi).

“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(c)(vi).

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “3-Year Tranche Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency 3-Year Tranche Loan”). Borrowings also may be classified and referred to by Class (e.g., a “3-Year B Tranche Borrowing” or “Borrowing of 3-Year Tranche Loans”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency 3-Year B Tranche Borrowing” or a “Eurocurrency Borrowing of 3-Year Tranche Loans”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated on a Pro Forma Basis after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether a transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Currency Translations. For purposes of any determination under Section 6.01, 6.02 or 6.05 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in dollars in Section 6.01, 6.02 or 6.05 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make (i) Initial Loans to the Borrower on the Initial Closing Date, the proceeds of which shall be used solely to purchase Target Shares tendered pursuant to the Tender Offer and to pay fees and expenses in connection with the Transactions and (ii) Loans at any time and from time to time (but not more than two times) after the Initial Closing Date until and including the Availability Termination Date to provide funding for additional consideration, fees and expenses that are then payable or are reasonably expected to be payable in connection with (x) the purchase of any Target Shares tendered during any subsequent offering period pursuant to the Acquisition Documents (if applicable) and (y) the consummation of the Merger (it being understood that the remaining Commitments may be drawn in full on or before the Availability Termination Date to provide funding for the above described additional consideration, fees and expenses whether or not such amounts are then due and payable); provided, that after giving effect to each such Loan: (a) (i) with respect to 3-Year Tranche Loans, the outstanding principal amount of such 3-Year Tranche Loan made by each 3-Year Tranche Lender would not exceed such Lender’s 3-Year Tranche Commitment in effect immediately prior to making such 3-Year Tranche Loan , (ii) with respect to 5-Year A Tranche Loans, the outstanding principal amount of such 5-Year A Tranche Loan made by each 5-Year A Tranche Lender would not exceed such Lender’s 5-Year A Tranche Commitment in effect immediately prior to making such 5-Year A Tranche Loan and (iii) with respect to 5-Year B Tranche Loans, the outstanding principal amount of such 5-Year B Tranche Loan made by each 5-Year B Tranche Lender would not exceed such Lender’s 5-Year B Tranche Commitment in effect immediately prior to making such 5-Year B Tranche Loan and (b) the aggregate principal amount of all such Loans then outstanding would not exceed the Total Commitment in effect immediately prior to making such Loans. All Loans shall be denominated in dollars. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Borrowing shall be made ratably among each Class of Loans and each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments with respect to such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment. Borrowings of more than one Class and Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding in the aggregate for Loans of all Classes.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such applicable Class of Loans.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit C signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vi) that as of such date (x) with respect to the Initial Loans, the conditions set forth in Section 4.02 are satisfied or (y) with respect to each Loan made on a Subsequent Borrowing Date, the conditions set forth in Section 4.03 are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or, in the case of an ABR Loan, 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower promptly, and in no event later than 3:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower agree (severally and not jointly with the applicable Lenders) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount (less interest) shall constitute such Lender’s Loan included in such Borrowing. With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the Borrower to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to the Borrower shall not operate as a waiver or any abandonment of any rights or remedies of the Borrower with respect to such Lender.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or by other electronic transmission to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notify the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Optional Termination and Reduction of Commitments and Prepayment of Loans.

(a) The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments, provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,500,000. Any termination or reduction of the Commitments pursuant to this Section 2.09(a) shall be permanent. Each reduction of the Commitments shall be made ratably among all Classes of undrawn Commitments then outstanding and allocated pro rata among the Lenders in accordance with their respective Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph shall be irrevocable, provided that a notice of termination or reduction of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) The Borrower shall have the right at any time and from time to time to prepay without premium or penalty (other than, with respect to Eurocurrency Borrowings, payments that may become due under Section 2.16) any Borrowing of any Class in whole or in part, subject to the requirements of this Section; provided that each partial repayment of the Borrowings shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,500,000. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing and Class or portion thereof to be prepaid, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing under this Section 2.09(b) shall be allocated among each Class of Loans as directed by the Borrower and applied ratably to the Loans included in the prepaid Borrowing within such Class. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13(d). Each prepayment of a Borrowing under this Section 2.09(b) shall not be reborrowed.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to repay the outstanding Loans as follows: (i) to the Administrative Agent for the ratable account of each 3-Year Tranche Lender on the 15th day of each March, June, September and December following the Initial Closing Date (and if such day is not a Business Day, such payment shall be made on the next succeeding Business Day), in an aggregate amount equal to 2.50% of the aggregate principal amount of the 3-Year Tranche Loans made on the Initial Closing Date (as increased by any 3-Year Tranche Loans made on each Subsequent Borrowing Date), (ii) to the Administrative Agent for the ratable account of each 5-Year A Tranche Lender on the 15th day of each March, June, September and December following the Initial Closing Date (and if such day is not a Business Day, such payment shall be made on the next succeeding Business Day), in an aggregate amount equal to 2.50% of the aggregate principal amount of the 5-Year A Tranche Loans made on the Initial Closing Date (as increased by any 5-Year A Tranche Loans made on each Subsequent Borrowing Date) and (iii) to the Administrative Agent for the account of each applicable Lender on the applicable Maturity Date with respect to such Loan, the then remaining unpaid principal amount of each Loan of such Lender (it being understood and agreed that the 5-Year B Tranche Loans shall not amortize prior to their Maturity Date).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) the application or disbursement by the Administrative Agent of any amounts pursuant to this Agreement or any other Loan Document.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, substantially in the form of Exhibit G, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Mandatory Termination of Commitments. Unless previously terminated pursuant to this Agreement, all undrawn Commitments then outstanding shall terminate immediately and without any further action on the earliest to occur (as applicable) of (i) unless the Initial Closing Date shall have occurred at or before such time, 5:00 p.m., New York City time, on the Commitment Termination Date, (ii) 5:00 p.m., New York City time, on the Availability Termination Date, (iii) the consummation of the Acquisition without the use of the Loans and (iv) the date of termination of the Borrower’s obligations under the Acquisition Documents to consummate the Acquisition in accordance with its terms; provided that the termination of the Commitments pursuant to this Section 2.11 shall not prejudice the Borrower’s rights and remedies in respect of any breach of this Agreement occurring prior to any such termination.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay (or cause to be paid) to the Administrative Agent for the account of each applicable Lender commitment fees (the “Commitment Fees”), which shall accrue at a rate per annum equal to 0.175% on the daily average undrawn Commitment of such Lender accruing during the period from and including the Effective Date, to but excluding the date on which all the Commitments are terminated. Accrued Commitment Fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the date on which all the Commitments are terminated, commencing on the first such date to occur after the Commitment Fees have started to accrue hereunder. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower also agrees to pay (or cause to be paid) to the Administrative Agent, the Arrangers and the Lenders any applicable fees respectively required to be paid to them in such amounts and payable at such times as separately agreed between them in writing, including as set forth in the Fee Letter and the Agency Fee Letter.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, in accordance with this Section 2.12. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone (promptly confirmed in writing) or facsimile or by other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that following the first day that such condition shall cease to exist, such Borrowings may be made as or converted to Eurocurrency Borrowings at the request of and in accordance with the elections of the Borrower.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) subject any Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) Other Connection Taxes or (D) income taxes on gross or net income, profits or revenue (including value-added or similar Taxes) or franchise taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) and so long as such Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable, syndicated credit facilities, then, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail an explanation of the amount or amounts necessary to compensate such Lender or its respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan (or to convert any ABR Loan into a Eurocurrency Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower to replace a Lender pursuant to Section 2.19(b) or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and reasonable expense actually incurred (excluding loss of anticipated profits) by such Lender and attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate (without consideration of the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market (without consideration of the Applicable Rate). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after the Borrower’s receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Tax from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party or the Administrative Agent, or, in the case of any Lender that is treated as a partnership for U.S. Federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of Section 2.17(a) above, the Loan Parties shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) To the extent not paid, reimbursed or compensated pursuant to Section 2.17(a) or (b), the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the

Administrative Agent or such Lender (or its beneficial owner), as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Lender, as the case may be). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes by the Loan Parties to a Governmental Authority pursuant to Section 2.17(a), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine that such Lender is not subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. Federal withholding Tax, the completion, execution and submission of such forms (other than such documentation set forth in clauses (i) through (v) of this paragraph (f) below) shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Foreign Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the U.S. is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit H to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such beneficial owners, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification previously delivered by such Lender pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any material respect, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s legal inability to do so.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees to update Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Fee Receiver’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower and the Administrative Agent if such Fee Receiver becomes legally ineligible to provide such form.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Indemnified Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will Lender be required to pay any amount to the Borrower the payment of which would place the Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i) Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, termination of the Loan Documents and the repayment, satisfaction or discharge of all obligations thereunder.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1 New York Plaza, 41st floor, New York, New York 10004or at such other address that the Administrative Agent shall advise the Borrower in writing, except payments to be made directly to a Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.

(b) Prior to any repayment of any Borrowings hereunder (other than the repayment in full of all outstanding Borrowings on the scheduled date of such repayment), the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection at the times and on the days provided in Sections 2.09 and 2.11, as applicable; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.09 and/or 2.11), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Any amounts received by the Administrative Agent in accordance with this Agreement or another Loan Document (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably to the Guaranteed Obligations as follows: first, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Guaranteed Parties pro rata in accordance with the amounts of the Guaranteed Obligations owed to them on the date of any such distribution) and third, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower or an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment that it receives to a Eurocurrency Loan, except (x) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay any break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Guaranteed Obligations in accordance with the terms of this Agreement.

(d) Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of Commitment Fees under Section 2.12(a) shall be made for the accounts of the Lenders, and each termination or reduction of the Commitments under Sections 2.09 and 2.11 shall be applied to the respective Commitments of the Lenders ratably among all Classes of undrawn Commitments then outstanding; (ii) each Borrowing shall be made ratably among all Classes of Loans and allocated pro rata among the Lenders according to the amounts of their respective Commitments within each Class (in the case of the making of Loans) or their respective Class of Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of any Class of Loans by the Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of such Class of Loans made to the Borrower and held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for the accounts of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to them.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (other than as set forth in Section 5.12(c) with respect to any Farm Credit Lender) in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(g) Unless the Administrative Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.17(d), 2.18(g) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent (or, following the payment of all amounts then due to the Administrative Agent, to the extent the Lenders shall have funded payments to the Administrative Agent in respect of other such amounts, for the benefit of the other Lenders) to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. [Reserved].

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fees set forth in Section 2.12(a) shall cease to accrue solely with respect to the portion of the undrawn Commitment of such Defaulting Lender; and

(b) the Commitment of such Defaulting Lender and outstanding principal amount of such Defaulting Lender’s Loans shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, or which is referred to in clause (i), (ii) or (iii) of Section 9.02(b), shall require the consent of such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that as of the Effective Date, the Initial Closing Date and any Subsequent Borrowing Date:

SECTION 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority (i) to carry on its business as now conducted and as proposed to be conducted, (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party and (iii) to effect the Transactions, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material Requirement of Law applicable to the Borrower or any of its Subsidiaries to the extent failure to comply with which could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiary, (d) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of its Subsidiaries or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder and (e) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 6.02) on any asset of the Borrower or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders: (i) its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended September 28, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of the Initial Closing Date, the other financial statements described in clause (i) of Section 4.02(d) below. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes and consolidated statements of stockholders’ equity in the case of the statements referred to in clause (ii) above.

(b) Since September 28, 2013, there has not occurred any event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) The fair value of the assets of the Borrower and its Subsidiaries (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Borrower and its Subsidiaries and the Borrower and its Subsidiaries are able to pay all their liabilities as such liabilities mature and do not have unreasonably small capital with which to carry on their business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.05. Properties. (a) The Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 6.02.

(b) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration or license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any conditions or circumstances that could reasonably be expected to form the basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all material Requirements of Law applicable to it or its property except with respect to any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect and (b) in all material respects, all indentures and material agreements and other instruments binding upon it or its property.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is subject to registration under such Act.

SECTION 3.09. Taxes. The Borrower and each of the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with Financial Accounting Standards Board Accounting Standards Codification 740, Income Taxes, and the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect. No material Tax liens have been filed and no material claims are being asserted with respect to any Taxes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of (i) the Borrower’s Quarterly Report on Form 10-Q for the period ended March 29, 2014 or its Annual Report on Form 10-K for the fiscal year ended September 28, 2013, and the other filings of the Borrower made prior to June 9, 2014 with the SEC in 2013 or 2014 (collectively, the “SEC Filings”) or (ii) any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to any Loan Document or delivered thereunder (as modified or supplemented by other information then or theretofore furnished by or on behalf of the Borrower to the Administrative Agent in connection herewith), as of the date such disclosures are delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time updated).

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all insurance (including self-insurance) maintained by or on behalf of the Loan Parties as of the Effective Date. All premiums due in respect of such insurance have been paid. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies or through self-insurance and the Borrower believes that such insurance maintained by or on behalf of the Loan Parties and their subsidiaries is adequate.

SECTION 3.13. Use of Proceeds; Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X (assuming the accuracy of the representation made by each Lender pursuant to Section 9.17).

SECTION 3.14. Labor Matters. There are no material strikes, lockouts or slowdowns or any other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, or threatened, that could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). The hours worked by and payments made to employees of the Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of the Borrower, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Borrower and each of its Subsidiaries and (d) a complete and correct list of all joint ventures in which the Borrower or any of its Subsidiaries is a partner. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

SECTION 3.16. Event of Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.17. OFAC. None of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent or controlled affiliate of the Borrower or any of its Subsidiaries (a) is, or is owned or controlled by Persons that are, included on the list of “Specially Designated Nationals and Blocked Persons” or (b) is otherwise currently the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

SECTION 3.18. Money Laundering, FCPA and Counter-Terrorist Financing Laws. Each Loan Party is in compliance, in all material respects, with the Bank Secrecy Act, as amended by Title III of the PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-money laundering and counter terrorist financing laws and regulations.

SECTION 3.19. Solvency. The Borrower and its Subsidiaries are, as of the Initial Closing Date, upon giving effect to the Transactions and as of each date of making the Loans and the application of proceeds thereof, on a consolidated basis, Solvent.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The Lenders’ Commitments shall not become effective hereunder until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) on or prior to the Commitment Termination Date:

(a) Credit Agreement and Guarantee Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto and each party to the Guarantee Agreement a counterpart of this Agreement and the Guarantee Agreement, respectively, signed on behalf of each party hereto and thereto, respectively (or written evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission of a signed signature page) that such party has signed a counterpart of this Agreement and the Guarantee Agreement).

(b) Closing Certificates; Certified Certificates of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each applicable Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for such Loan Party from its jurisdiction of organization.

(c) Fees and Expenses. The Lenders, the Administrative Agent, the Syndication Agent and the Arrangers shall have received all fees required to be paid and due on the Effective Date, and all expenses for which invoices have been presented at least 2 business days prior to the Effective Date, on or prior the Effective Date (including, without limitation, amounts then payable under the Fee Letter and the Agency Fee Letter).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Initial Closing Date. The obligations of the Lenders to make the Initial Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) on or prior to the Commitment Termination Date:

(a) Effective Date. The Effective Date shall have occurred.

(b) Other Loan Documents. The Administrative Agent (or its counsel) shall have received copies of the Guarantor Joinder Agreement duly executed by each Subsidiary (if any) required to do so in accordance with clause (b) of the definition of “Guarantee Requirement”, together with copies of the other appropriate documents specified therein.

(c) Offer Conditions. The Offer Conditions (as defined in the Acquisition Agreement (as of July 1, 2014)) shall have been satisfied or (subject to the following) waived in accordance with the terms and conditions of the Acquisition Agreement (as of July 1, 2014), and no provision of the Acquisition Agreement or any other Acquisition Document (including such Offer Conditions) shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without each Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood that any modification or waiver of the Minimum Condition (as defined in the Acquisition Agreement) under the Tender Offer Documents shall be considered materially adverse to the interests of the Lenders.

(d) Financial Statements. The Administrative Agent shall have received: (i) unaudited consolidated and (to the extent publicly available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended subsequent to September 28, 2013 and at least 45 days prior to the Initial Closing Date; (ii) to the extent provided to the Borrower by the Target or otherwise publicly available prior to the Initial Closing Date, unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for each subsequent fiscal quarter ended subsequent to June 29, 2013 and at least 45 days prior to the Initial Closing Date; and (iii) if, and to the extent required by Rule 3-05 of Regulation S-X, customary pro forma financial statements of the Borrower which meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Securities Act on Form S-3.

(e) Fees and Expenses. The Lenders, the Administrative Agent, the Syndication Agent and the Arrangers shall have received all fees required to be paid and due on the Initial Closing Date, and all expenses for which invoices have been presented at least two Business Days prior to the Initial Closing Date, on or prior the Initial Closing Date.

(f) Opinions, Officer’s Certificates and Borrowing Request. The Administrative Agent shall have received (in each case dated as of the Initial Closing Date): (i) a Solvency Certificate, (ii) a Borrowing Request in accordance with Section 2.03, (iii) an officer’s certificate, signed by a Responsible Officer of the Borrower that there has been no change to the matters previously certified pursuant to Section 4.01(b) (or otherwise providing updates to such certifications) and that each of the conditions precedent contained in Sections 4.02(c), (h) and (i) have been satisfied as of the Initial Closing Date and (iv) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Initial Closing Date) of each of (A) Davis Polk & Wardwell LLP, counsel for the Borrower and the Loan Parties, and (B) Read Hudson, Vice President, Associate General Counsel and Secretary of the Borrower, in each case covering such customary matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and in form reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(g) “Know Your Customer” Requirements. At least three Business Days prior to the Initial Closing Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent reasonably requested by any Lender at least ten Business Days prior to the Initial Closing Date.

(h) Representations and Warranties. The Acquisition Agreement Representations and the Specified Representations shall be shall be true and correct as of the Initial Closing Date.

(i) Acquired Business Material Adverse Effect. Except as otherwise disclosed in (a) the Target’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, the Target’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 2013, December 28, 2013 and March 29, 2014, the Target’s Current Reports on Form 8-K filed since the date of filing of the Target’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 and prior to the date hereof or the Target’s proxy statement for the 2013 annual meeting of the Target’s stockholders, the relevance of such documents being reasonably apparent on its face, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other general statements included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (b) the Company Disclosure Letter delivered to the Arrangers on June 9, 2014, there has not occurred since June 29, 2013 any Acquired Business Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Acquired Business Material Adverse Effect. In this paragraph, each capitalized term that is not defined in any other provision in this Agreement shall have the meaning given to such term in the Acquisition Agreement (as of July 1, 2014).

SECTION 4.03. Subsequent Borrowing Dates. The obligations of the Lenders to make a Loan hereunder after the Initial Closing Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) on or prior to the Availability Termination Date:

(a) The Initial Closing Date shall have occurred.

(b) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(c) The Specified Representations shall be shall be true and correct as of such Subsequent Borrowing Date.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for prompt delivery to each Lender:

(a) as soon as possible, but in any event within 75 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery or deemed delivery of financial statements under paragraph (a) or (b) above (or, in the case of any such delivery under paragraph (a) above, within 75 days after the end of the applicable fiscal year of the Borrower) a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit E certifying (i) (solely in the case of financial statements delivered pursuant to paragraph (b) above) such financial statements as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.09 and 6.10 and, if as of the date of such financial statements the Borrower’s consolidated financial statements include the results of any Variable Interest Entity that is not a “Subsidiary” for purposes hereof, including a statement in sufficient detail of amounts in respect of Variable Interest Entities excluded in calculating such covenants, and (iv) stating whether any change in GAAP or in the application thereof that applies to the Borrower or any of its consolidated Subsidiaries has occurred since the later of the date of the Borrower’s most recent audited financial statements referred to in Section 3.04 and the date of the most recent prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their audit of such financial statements of any failure of the Borrower to comply with the terms, covenants, provisions or conditions of Section 6.09 or Section 6.10 insofar as they relate to accounting matters and, if such accounting firm has obtained such knowledge of any failure to comply, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than registration statements on Form S-8 or any similar or successor form) filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as the case may be;

(f) promptly after Moody’s, S&P or Fitch shall have announced (i) a change in the Facility Rating or the Corporate Rating or in any rating established or deemed to have been established for any of the Covered Notes, (ii) that it shall no longer maintain a Facility Rating or a Corporate Rating, (iii) a change of its rating system or (iv) that it shall cease to be in the business of issuing credit facility ratings or corporate credit ratings, written notice of such development or rating change;

(g) promptly following any reasonable request therefor from the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), (b), (e) and (f) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice promptly, but in any event within five Business Days of, any of the Chief Executive Officer, the President, the General Counsel or the Chief Financial Officer of the Borrower obtaining actual knowledge of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Chief Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a liability in excess of $50,000,000;

(d) any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to lead to any Material Adverse Effect; and

(e) any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of the Chief Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or other permitted disposition thereof under Section 6.04.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before such liabilities shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no attempt is being made to effect collection, or such contest effectively suspends collection, of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) in the case of each Loan Party, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but no more frequently than annually unless an Event of Default exists) and all with a representative of the Borrower present. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law with respect to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.08. Use of Proceeds; Margin Regulations. (a) The proceeds of the Initial Loan will be used to purchase Target Shares pursuant to the Tender Offer and to pay fees and expenses in connection with the Transactions. The proceeds of any Loans made on any Subsequent Borrowing Date will be used to provide funding for additional consideration, fees and expenses that are then payable or are reasonably expected to be payable in connection with (x) the purchase of any shares of the Target tendered during any subsequent offering period pursuant to the Acquisition Documents (if applicable) and (y) the consummation of the Merger. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X (assuming the accuracy of the representation made by each Lender pursuant to Section 9.17) or for the purpose of financing any unsolicited offer for the Equity Interests of any Person or any hostile acquisition. The Borrower will, and will cause each Subsidiary to, perform such acts and deliver such documents that any Lender or the Administrative Agent may reasonably request to ensure compliance with the Regulations of the Board, including Regulation T, U and X (including promptly completing, executing and delivering to each Lender Form FR U-1 or (as applicable to such Lender) Form FR G-3 (Statement of Purpose for an Extension of Credit Secured by Margin Stock)).

(b) The Borrower will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds of the Loan to any Person, for the purpose of financing activities or business of or with any Person, or in any country or territory that, at the time of such financing, is the subject of any U.S. sanctions administered or enforced by OFAC, except to the extent licensed or otherwise approved by OFAC.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.09. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (i) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Borrower, in its good faith judgment, and (ii) all other insurance as may be required by law. The Borrower will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Consummation of Merger. The Borrower will consummate as promptly as practical following the Initial Closing Date (including filing a proxy (or information) statement with the SEC within 10 Business Days of consummation of the Tender Offer if such proxy (or information) statement is required to consummate the Merger) the Merger.

SECTION 5.11. Further Assurances. The Borrower will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times or otherwise to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.

SECTION 5.12. Farm Credit System.

(a) So long as a Farm Credit Lender is a 5-Year B Tranche Lender or Voting Participant hereunder, the Borrower will acquire Equity Interests in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s bylaws and capital plan or similar documents (as each may be amended from time to time), except that the maximum amount of Equity Interests that the Borrower may be required to purchase in such Farm Credit Lender in connection with the portion of the 5-Year B Tranche Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the applicable bylaws, capital plan and related documents (x) at the time this Agreement is entered into or (y) in the case of a Farm Credit Lender that becomes a 5-Year B Tranche Lender or Voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Borrower acknowledges receipt of documents from each Farm Credit Lender that describe the nature of the Borrower’s Equity Interests in such Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lender (the “Farm Credit Equities”) as well as applicable capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that each Farm Credit Lender’s bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (y) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its 5-Year B Tranche Commitments or outstanding 5-Year B Tranche Loans hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by the transferring Farm Credit Lender) in accordance with Section 9.04; provided, that if Borrower’s consent to such assignment or sale of a participation by such Farm Credit Lender is required pursuant to Section 9.04(b) or Section 9.04(c), as applicable, the parties hereto agree that, solely with respect to Borrower’s ability to reasonably withhold consent to such transfer because of an expected reduction in patronage distributions to the Borrower (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Lender has not delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Borrower may withhold its consent to such assignment or sale in its sole discretion (and in such case, the Borrower shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Lender has delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Borrower may not withhold its consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable).

(c) Each party hereto acknowledges that each Farm Credit Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971 on all Farm Credit Equities of such Farm Credit Lender that the Borrower may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Lender shall not constitute security for the obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender or on patronage accrued by such Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the obligations hereunder except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of such Farm Credit Equities to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender upon any Default, either for application to the Obligations or otherwise.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. (a) The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred or pledged to any other Person (other than the Borrower or any Subsidiary) and (B) any such Indebtedness owing by any Loan Party shall be subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent;

(iv) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that the Indebtedness so guaranteed shall not be prohibited by this Section;

(v) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(vi) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(vii) performance bonds, bid bonds, surety bonds, appeal bonds, completion Guarantees and similar obligations, in each case provided in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(viii) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix) Indebtedness under Swap Agreements permitted under Section 6.06;

(x) Capital Lease Obligations in connection with any Sale/Leaseback Transactions;

(xi) Indebtedness owed in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;

(xii) Indebtedness consisting of indemnification, adjustment of purchase price, earnout or similar obligations (and Guarantees of such Indebtedness), in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing or otherwise in connection with such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Subsidiaries in connection with such disposition;

(xiii) (A) Guarantees by Foreign Subsidiaries of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time, taken together with the grower obligations referred to in clause (B), not to exceed $500,000,000;

provided that each such Guarantee incurred by a Foreign Subsidiary shall be solely in respect of obligations of its own growers or the growers of a Subsidiary that is organized under the laws of the same nation as such Foreign Subsidiary; (B) Guarantees by the Borrower or any Subsidiary Guarantor of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $100,000,000; and (C) Guarantees by the Borrower or any Subsidiary Guarantor of the obligations of third party growers located in the United States incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $200,000,000;

(xiv) customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;

(xv) Securitization Transactions the aggregate amount of which (as determined in accordance with the second sentence of the definition of Securitization Transaction) shall not exceed $500,000,000 at any time outstanding, provided that as of the date of the establishment of any Securitization Transaction no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(xvi) Indebtedness owing by any SPE Subsidiary to the Borrower or any other Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary in connection with a Securitization Transaction permitted pursuant to clause (xv) above;

(xvii) Indebtedness of Foreign Subsidiaries and Guarantees by the Borrower thereof not to exceed $500,000,000 at any time outstanding;

(xviii) other unsecured Indebtedness; provided that the aggregate principal amount of such unsecured Indebtedness of Subsidiaries outstanding under this clause (xviii) at any time, together with the aggregate principal amount of secured Indebtedness outstanding under clause (xix) at such time, shall not exceed 15% of Consolidated Net Tangible Assets; and

(xix) Indebtedness of the Borrower or any Subsidiary secured by Liens permitted under Section 6.02(xiv); provided that the aggregate principal amount of Indebtedness outstanding under this clause (xix) at any time, together with the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under clause (xviii) at such time, shall not exceed 15% of Consolidated Net Tangible Assets.

(b) Notwithstanding any provision of paragraph (a) of this Section, no Subsidiary shall be liable for any Material Indebtedness of the Borrower, under any Guarantee or otherwise, unless it shall also Guarantee the Obligations on terms, and under documentation, reasonably satisfactory to the Administrative Agent.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02 (including any Lien that attaches by law to the proceeds thereof); provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Effective Date or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset, including any Lien that attaches by law to the proceeds thereof, of any Person that becomes a Subsidiary or is merged or consolidated with the Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(a)(vi); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, including any Lien that attaches by law to the proceeds thereof; provided that (A) such Liens secure Indebtedness permitted by clause (a)(v) of Section 6.01, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (D) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary;

(vi) in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements, drag-along and tag-along rights and obligations, and transfer restrictions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(viii) any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, or any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary, permitted hereunder;

(ix) reservations, limitations, provisos and conditions expressed in any original grant from any federal Canadian Governmental Authority (in the case of Subsidiaries organized under the laws of Canada);

(x) Liens arising under operating leases which are subject to the Personal Property Security Act (Alberta);

(xi) Liens arising out of any Sale/Leaseback Transactions;

(xii) Liens on cash, cash equivalents or marketable securities of the Borrower or any Subsidiary securing obligations of the Borrower or any Subsidiary under Swap Agreements permitted under Section 6.06;

(xiii) sales or other transfers of accounts receivable, payment intangibles and related assets pursuant to, and Liens existing or deemed to exist in connection with, Securitization Transactions permitted under Section 6.01(a)(xv); and

(xiv) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount not to exceed, together with the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under Section 6.01(a)(xviii) at such time, 15% of Consolidated Net Tangible Assets.

SECTION 6.03. Fundamental Changes; Business Activities. (a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or transfer all or substantially all its assets to any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or transfer all or substantially all its assets to another Subsidiary, (ii) any Person acquired in a transaction not otherwise prohibited by this Agreement may merge into or consolidate with, or transfer all or substantially all its assets to, (x) any Subsidiary in a transaction in which the surviving or acquiring entity is a Subsidiary, (y) any special purpose Subsidiary formed for the purpose of effecting an acquisition and not conducting any business or holding assets other than de minimis assets may merge into or consolidate with any Person to be acquired in a transaction not otherwise prohibited by this Agreement, and (z) the Borrower in a transaction in which the surviving or acquiring entity is the Borrower, (iii) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to any Person in a transaction permitted under Section 6.04 in which the surviving or acquiring entity is not a Subsidiary, (iv) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to the Borrower in a transaction in which the surviving or acquiring entity is the Borrower, and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage, to any material extent, in any business other than (i) the production, marketing and distribution of food products, any related food or agricultural products, processes or business, the production, marketing and distribution of renewable fuels, neutraceuticals, biotech products and other renewable products (or by-products), any other business in which the Borrower or any Subsidiary was engaged on the Effective Date, and any business related, ancillary or complementary to the foregoing, (ii) transfers to and agreements with SPE Subsidiaries relating to Securitization Transactions and (iii) in the case of SPE Subsidiaries, Securitization Transactions and transactions incidental or related thereto.

SECTION 6.04. Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole, except that the Borrower or any Subsidiary may transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, assets in each fiscal year if the cumulative book value of such assets in any fiscal year is less than 25% of the Borrower’s Total Assets at the beginning of such fiscal year.

SECTION 6.05. [Reserved].

SECTION 6.06. Swap Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or a Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability, Indebtedness or investment of the Borrower or any Subsidiary; provided, that the Borrower may enter into put and call option agreements in order effectively to fix price ranges for the purchases of shares of the Borrower’s capital stock to be made pursuant to share repurchase programs approved by its board of directors.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment or (d) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or such Subsidiary entered in the ordinary course of business.

SECTION 6.08. [Reserved].

SECTION 6.09. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters to be less than 3.75 to 1.00.

SECTION 6.10. Debt to Capitalization Ratio. The Borrower will not permit the Debt to Capitalization Ratio to be more than 0.60 to 1.00 as of the last day of any fiscal quarter; provided, however, that following the Initial Closing Date until and including the end of the first full fiscal quarter of the Borrower following the Initial Closing Date, the Debt to Capitalization Ratio shall not exceed 0.65 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;

(c) any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Loan Party’s existence), 5.08 or Article VI of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and, except as otherwise provided in such Loan Document, such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (or, if any grace periods shall be applicable, after the expiration of such grace periods);

(g) any event or condition occurs (including the triggering of any change in control or similar event with respect to the Borrower) that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due prior to its scheduled maturity or to require, with the giving of notice if required, any Material Indebtedness to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); or there shall occur any event that constitutes a default, amortization event, event of termination or similar event under or in connection with any Securitization Transaction the obligations in respect of which constitute Material Indebtedness, or the Borrower or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in or arising under any such Securitization Transaction, if, as a result of such event or failure, the lenders or purchasers thereunder or any agent acting on their behalf shall cause or be permitted to cause (with or without the giving of notice, the lapse of time or both) such Securitization Transaction or the commitments of the lenders or purchasers thereunder to terminate or cease to be fully available;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, is reasonably likely to have a Material Adverse Effect;

(m) [reserved];

(n) a Change in Control shall occur; or

(o) the Guarantee Agreement shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Guarantee Agreement, or any Loan Party shall deny that it has any further liability under the Guarantee Agreement to which it is a party, or shall give notice to such effect, then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Loan Parties, take either or both of the following actions, at the same or different times: at any time after the Initial Closing Date, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided, however, that in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints MSSF as its agent hereunder and under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiaries of any of such provisions.

The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by any bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, genuineness or accuracy of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts, other than to the extent a court of competent jurisdiction determines by final and nonappealable judgment liability to have resulted from the gross negligence or wilful misconduct of the Administrative Agent.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor. If no successor shall have been so appointed by the Borrower and the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, in either case acceptable to the Borrower in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed). Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, including making the representation set forth in Section 9.17. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, (i) neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, and (ii) each Loan Party agrees not to make, and hereby waives, any claims based on any alleged fiduciary duty on the part of any of the Administrative Agent or any of the Arrangers.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:

(i) if to any Loan Party, to the Borrower at:

2200 Don Tyson Parkway

Springdale, Arkansas 72762

Attention: Susan White

Telecopy No.: (479) 757-6875

email: susan.white@tyson.com

with a copy to:

2200 Don Tyson Parkway

Springdale, Arkansas 72762

Attention: R. Read Hudson

Telecopy No.: (479) 757-6563

email: read.hudson@tyson.com

(ii) if to the Administrative Agent, to:

Morgan Stanley Senior Funding, Inc.

1 New York Plaza, 41st floor

New York, New York 10004

Attention: Global Loans Services Agency Team

Telecopy No.: (212) 507-6680

email: msagency@morganstanley.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or by other electronic transmission shall be deemed to have been given when confirmed by telephone, facsimile or email, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of such change by a Lender, by notice to the Borrower and the Administrative Agent). Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Borrower or any Loan Party in any case shall entitle the Borrower or any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the default rate of interest set forth in Section 2.13(c) on such Loans), or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change the order of payments specified in Section 2.18(c) or change Section 2.18(e) or (f) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments), or (vi) except as otherwise expressly permitted hereunder, permit any Loan Party to assign its rights hereunder, release any Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement or this Agreement) or limit its liability in respect of such Guarantee without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of each Lender or each affected Lender, if the consent of Lenders having outstanding Loans and unused Commitments representing at least 66% of the sum of the total outstanding Loans and unused Commitments at such time shall be obtained (calculated after excluding the outstanding principal amount of Loans and the Commitments of any Defaulting Lenders), but the consent to such Proposed Change of other Lenders whose consent is required shall not be obtained (any such Lender whose consent is necessary but has not been obtained being referred to as a “Non-Consenting Lender”), then, the Borrower may, at their sole expense and effort, upon notice to any such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee acceptable to the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent to such assignment of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) after giving effect to such assignment (and any simultaneous assignments by other Non-Consenting Lenders), sufficient consents shall have been obtained to effect such Proposed Change, (iii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts) and (iv) the Loan Parties or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly if such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof by the Lenders.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay within thirty (30) days after receipt of a reasonably detailed, written invoice therefor, together with documentation supporting such reimbursement requests, (i) all reasonable and documented out-of-pocket expenses (including expenses incurred in connection with due diligence) incurred by the Administrative Agent, the Syndication Agent, the Arrangers and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent for all such Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the

Administrative Agent or any Lender (but limited, in the case of legal fees and expenses, and without duplication of such legal fees and expenses that are reimbursed pursuant to clause (a)(i) above, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such Persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout or restructuring (and related negotiations) in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Arrangers and each Lender and their Affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (provided that in the case of legal fees and expenses, the Borrower shall only be responsible for the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such Indemnitees, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto (any of the foregoing in clauses (i) through (iii), a “Proceeding”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties), (y) the Administrative Agent, the Syndication Agent, the Arrangers or the Lenders have been indemnified under another provision of the Loan Documents or (z) such losses, claims, damages, liabilities or related expenses relate to disputes solely among the Indemnitees that are not arising out of any act or omission by the Borrower or any Affiliate of the Borrower, other than claims against any agent, Arranger, bookrunner or other similar role under this Agreement in its capacity as such. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. All amounts due under this Section 9.03(b) shall be payable by the Borrower within 30 days (x) after written demand thereof, in the case of any indemnification claim and (y) after receipt of a reasonable detailed, written invoice therefor, together with documentation supporting such reimbursement requests, in the case of reimbursement of costs and expenses.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, (i) no party shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (i) shall limit the indemnification obligations of the Borrower under this Section 9.03 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder, and (ii) no party shall be liable for any damages arising from the use by unintended recipients of information or other materials obtained through electronic, telecommunications or other information transmission systems unless such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties) or such other party.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be liable for any settlement of any Proceeding effectuated without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with the Borrower’s written consent, or if there is a final judgment by a court of competent jurisdiction against an Indemnitee in any such Proceeding for which the Borrower is required to indemnify such Indemnitee pursuant to this Section 9.03, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with this Section 9.03. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such Proceeding or (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee. Notwithstanding the above in this Section 9.03, each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower under this Section 9.03 to such Indemnitee for any losses, claims, damages, liabilities or related expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, its affiliates, any natural person, any Defaulting Lender or any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Borrower, provided that no consent of the Borrower shall be required for (I) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or (II) (x) prior to the Initial Closing Date, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing or (y) on or after the Initial Closing Date, if an Event of Default has occurred and is continuing, any other assignee (it being agreed that, following such assignment, the Borrower shall be promptly notified thereof by the Administrative Agent); and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding the foregoing, any Person that is a Fee Receiver but not a Permitted Fee Receiver shall not be an assignee without the written consent of the Borrower and the Administrative Agent (whether or not an Event of Default has occurred) (which consent may be withheld in the Borrower’s and the Administrative Agent’s sole discretion).

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor), together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective; (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) prior to the Availability Termination Date, no Lender may assign any portion of its undrawn Commitment to any Person other than an Investment Grade Lender. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and (y) shall not have any liability with respect to any assignment or participation made to a person that is a Competitor, it being understood that the Administrative Agent shall confirm that the requirements of any Assignment and Assumption are satisfied.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the Commitment of, and principal amount of the Loans owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and its affiliates and, with respect to its own position, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Person that would be a Fee Receiver but not a Permitted Fee Receiver, unless such Fee Receiver receives written consent of the Borrower and the Administrative Agent (which consent may be withheld in the Borrower’s and the Administrative Agent’s sole discretion) or any Competitor) (such Person, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such participation shall not increase the obligations of any Loan Party under any Loan Document, except as contemplated below, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s).

(iii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall (subject to clause (c)(vi) below) retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clauses (c)(iii) and (v) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent (but no greater than) as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Sections 2.18(f) and 2.19 as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and solely for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(v) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 9.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, provided that the Participant shall be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b).

(vi) Notwithstanding anything in this Section to the contrary, any Farm Credit Lender that (a) has purchased a participation from any 5-Year B Tranche Lender in the minimum amount of $10,000,000 on or after the Initial Closing Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling 5-Year B Tranche Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Borrower (provided that such consent shall not be required if an Event of Default has occurred and is continuing) and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling 5-Year B Tranche Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in the Assignment and Assumption and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 9.04(c)(vi) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent. The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant. Nothing herein is intended to affect any rights or recourse of the Borrower with respect to any Lender that sells a participation to any Voting Participant.

(d) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank of any OECD nation , and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters or Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter or commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or related fee letter that are not by the terms of such documents superseded by the terms of this Agreement upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof. Notwithstanding the foregoing, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” and whether an “Acquired Business Material Adverse Effect” has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof the Borrower (or an Affiliate) have the right (without regard to any notice requirement) to terminate the Borrower’s (or its Affiliates’) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against the Administrative Agent, the Arrangers or the Lenders or to which the Administrative Agent, the Arrangers or the Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any Guarantee or security interest against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep and shall keep such Information confidential and the disclosing party shall be responsible for any failure of such Persons to abide by this Section 9.12), (b) to the extent requested by any regulatory authority (including the Financial Industry Regulatory Authority and all successors thereto), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, (f) subject to an agreement containing provisions not less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than to any Competitor or any other prospective assignee or Participant to whom the Borrower has affirmatively declined to provide its consent (to the extent such consent is required under this Agreement) to the assignment or participation of Loans or commitments under this Agreement) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions and (i) to the extent necessary in order to obtain CUSIP numbers with respect to the Loans, to the CUSIP Service Bureau or any similar agency. For the purposes of this

Section, “Information” means all information received from a Loan Party and/or its Related Parties or representatives relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party and/or its Related Parties or representatives, provided that, in the case of information received from the Borrower and/or its Related Parties or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential or is required to be delivered by a Loan Party hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public Information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public Information and that it will handle such material non-public Information in accordance with those procedures, applicable law, including Federal and state securities laws, and the terms hereof.

(c) All information, including waivers and amendments, furnished by the Loan Parties, their Related Parties or representatives or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public Information about the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower (on behalf of the Loan Parties) and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public Information in accordance with its compliance procedures, applicable law and the terms hereof.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

SECTION 9.14. No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16. Release of Guarantees. (a) A Subsidiary Loan Party (other than the Borrower) shall be automatically released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which (i) such Subsidiary Loan Party shall cease to be a Subsidiary and (ii) each other Guarantee by such Subsidiary Loan Party of (x) any Material Indebtedness of the Borrower and (y) the Indebtedness under the Existing Credit Agreement shall be released.

(b) If (i) the 2016 Notes shall be redeemed, irrevocably defeased, prepaid or repaid in full, (ii) TFM’s Guarantee of the 2016 Notes shall have been terminated or (iii) TFM shall have been merged into the Borrower with the Borrower as the surviving entity, then, subject to the further condition that TFM at such time shall not be liable, directly or contingently, under any Guarantee for (x) Material Indebtedness of the Borrower and (y) Indebtedness under the Existing Credit Agreement (unless such Guarantee of other Material Indebtedness and/or of Indebtedness under the Existing Credit Agreement shall also be released at such time), the Guarantee of TFM under the Guarantee Agreement shall be automatically released.

(c) In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to the Borrower or the applicable Loan Party, at the Borrower’s expense, all documents that the Borrower or such Loan Party shall reasonably request to evidence such termination or release. The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section 9.16.

SECTION 9.17. Regulation U Representation by Lenders. Each Lender represents to the Borrower, the Administrative Agent and the other Lenders that such Lender in good faith is not relying upon any “margin stock” (as defined in Regulation U of the Board) as collateral for the extension or maintenance of the credit provided for in this Agreement or, that if such Lender is so relying, that the amount of credit extended to the Borrower does not exceed the maximum loan value of the collateral which indirectly secures such credit, as determined by such Lender in accordance with the requirements of Regulation U.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TYSON FOODS, INC.,

By:	/s/ Susan White
Name: Susan White
Title: Vice President and Treasurer

[Signature Page to Term Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Agricultural Bank of China Ltd., New York Branch, as a Lender

By:	/s/ Zhang Jian
	Name:	Zhang Jian
	Title:	EVP, Head of Corporate Banking

[Signature Page to Term Loan Agreement]

AgStar Financial Services, PCA as a Lender

By:	/s/ Bob Atwood
	Name:	Bob Atwood
	Title:	Mgr. Agency Desk and Team Leader

[Signature Page to Term Loan Agreement]

Arvest Bank, as a Lender

By:	/s/ Kent Williamson
	Name:	Kent Williamson
	Title:	EVP, Loan Manager

[Signature Page to Term Loan Agreement]

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

[Signature Page to Term Loan Agreement]

Bank of America, N.A., as a Lender

By:	/s/ David Catherall
	Name:	David Catherall
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Michelle C. Phillips
	Name:	Michelle C. Phillips
	Title:	Director & Execution Head

[Signature Page to Term Loan Agreement]

Bank of the West, as a Lender

By:	/s/ Temple H. Abney
	Name:	Temple H. Abney
	Title:	Vice President

[Signature Page to Term Loan Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

[Signature Page to Term Loan Agreement]

Branch Banking and Trust Company, as a Lender

By:	/s/ Shane Koonce
	Name:	Shane Koonce
	Title:	Vice President

[Signature Page to Term Loan Agreement]

BMO Harris Bank N.A., as a Lender

By:	/s/ Paul Harris
	Name:	Paul Harris
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Christine Howatt
	Name:	Christine Howatt
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Capital One, N.A., as a Lender

By:	/s/ Kiel Johnson
	Name:	Kiel Johnson
	Title:	AVP

[Signature Page to Term Loan Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Judith A. Huckins
	Name:	Judith A. Huckins
	Title:	Vice President

[Signature Page to Term Loan Agreement]

Comerica Bank as a Lender

By:	/s/ Kyle J. Weiss
	Name:	Kyle J. Weiss
	Title:	Vice President

[Signature Page to Term Loan Agreement]

Compass Bank, as a Lender

By:	/s/ Susana Campuzano
	Name:	Susana Campuzano
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Blake Wright
	Name:	Blake Wright
	Title:	Managing Director

By:	/s/ James Austin
	Name:	James Austin
	Title:	Vice President

[Signature Page to Term Loan Agreement]

Farm Credit Services of America, PCA, as a Lender

By:	/s/ Bruce Dean
	Name:	Bruce Dean
	Title:	Vice President

[Signature Page to Term Loan Agreement]

Farm Credit Services of Western Arkansas, PCA, as a Lender

By:	/s/ Charles R. McConnell
	Name:	Charles R. McConnell
	Title:	Vice President, Lending Services

[Signature Page to Term Loan Agreement]

Fifth Third Bank as a Lender

By:	/s/ Gregory L. Cannon
	Name:	Gregory L. Cannon
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

FIRST COMMERCIAL BANK, LTD., A REPUBLIC OF CHINA BANK ACTING THROUGH ITS LOS ANGELES BRANCH, as a Lender

By:	/s/ Jenn-Hwa Wang
	Name:	Jenn-Hwa Wang
	Title:	Vice President & General Manager

[Signature Page to Term Loan Agreement]

First Hawaiian Bank, as a Lender

By:	/s/ Jan M. Sam
	Name:	Jan M. Sam
	Title:	Vice President

[Signature Page to Term Loan Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Santiago Riviere
	Name:	Santiago Riviere
	Title:	Senior Vice President, Corporate Banking Group

[Signature Page to Term Loan Agreement]

The Huntington National Bank, as a Lender

By:	/s/ William F. Sweeney
	Name:	William F. Sweeney
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement]

ING Bank N.V., Dublin Branch as a Lender

By:	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

By:	/s/ Pádraig Matthews
	Name:	Pádraig Matthews
	Title:	Vice-President

[Signature Page to Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

[Signature Page to Term Loan Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas A. Crandell
	Name:	Thomas A. Crandell
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement]

Mediobanca International (Luxembourg) S.A., as a Lender

By:	/s/ Stefano BIONDI
	Name:	Stefano BIONDI
	Title:	Managing Director

By:	/s/ Luca MACCARI
	Name:	Luca MACCARI
	Title:	Director

[Signature Page to Term Loan Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ David Lim
	Name:	David Lim
	Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

The Northern Trust Company, as a Lender

By:	/s/ Sara Bravo McCaulay
	Name:	Sara Bravo McCaulay
	Title:	Vice President

[Signature Page to Term Loan Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Thomas S. Sherman
	Name:	Thomas S. Sherman
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement]

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as a Lender

By:	/s/ Stephen Gilbert
	Name:	Stephen Gilbert
	Title:	Executive Director

By:	/s/ Michaelene Donegan
	Name:	Michaelene Donegan
	Title:	Executive Director

[Signature Page to Term Loan Agreement]

Regions Bank, as a Lender

By:	/s/ David Cravens
	Name:	David Cravens
	Title:	Executive Vice President

[Signature Page to Term Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Simone G. Vinocour McKeever
Simone G. Vinocour McKeever
Authorized Signatory

[Signature Page to Term Loan Agreement]

SANTANDER BANK, N.A. as a Lender

By:	/s/ William Maag
	Name:	William Maag
	Title:	Senior Vice President

[Signature Page to Term Loan Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ Cliff Niebling
Cliff Niebling
Managing Director

By:	/s/ Alexandre Huet
Alexandre Huet
Managing Director

[Signature Page to Term Loan Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Shuji Yabe
	Name:	Shuji Yabe
	Title:	Managing Director

[Signature Page to Term Loan Agreement]

SunTrust Bank, as a Lender

By:	/s/ Tesha Winslow
	Name:	Tesha Winslow
	Title:	Director

[Signature Page to Term Loan Agreement]

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:	/s/ MASOOD FIKREE
	Name:	MASOOD FIKREE
	Title:	AUTHORIZED SIGNATORY

[Signature Page to Term Loan Agreement]

U.S. Bank National Association as a Lender

By:	/s/ James D. Pegues
	Name:	James D. Pegues
	Title:	Vice President

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter Kiedrowski
	Name:	Peter Kiedrowski
	Title:	Director

[Signature Page to Term Loan Agreement]

Schedule I

Pricing Schedule

“Applicable Rate” means for any day, with respect to any ABR Loan or Eurocurrency Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the Facility Ratings, if available from each of S&P, Moody’s and Fitch, and, if the Facility Ratings are not available from each rating agency, based upon the Corporate Ratings, as of the dates listed below:

Applicable Ratings (S&P, Moody’s and Fitch)	Applicable Rate
	3-Year Tranche Loans		5-Year Tranche Loans
	ABR Spread	Eurocurrency Spread	ABR Spread	Eurocurrency Spread
Rating Level 1: ≥ BBB+/Baa1/BBB+	12.5 bps	112.5 bps	25.0 bps	125.0 bps
Rating Level 2: BBB/Baa2/BBB	37.5 bps	137.5 bps	50.0 bps	150.0 bps
Rating Level 3: BBB-/Baa3/BBB-	62.5 bps	162.5 bps	75.0 bps	175.0 bps
Rating Level 4: BB+/Ba1/BB+	87.5 bps	187.5 bps	100.0 bps	200.0 bps
Rating Level 5: < BB/Ba2/BB or unrated	137.5 bps	237.5 bps	150.0 bps	250.0 bps

In the event of split Rating Levels, the ABR Spread and Eurocurrency Spread, as applicable, will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the ABR Spread and Eurocurrency Spread, as applicable, will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of issuing credit facility ratings and corporate credit ratings (so that neither a Facility Rating nor a Corporate Rating is available from such rating agency), the Borrower and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of such ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect from such rating agency prior to such change or cessation.

Schedule II

Commitment Schedule

Lender	3-Year Tranche Commitment	5-Year Tranche A Commitment	5-Year Tranche B Commitment	Total Commitment
Morgan Stanley Bank, N.A.	$51,562,500.00	$23,437,500.00	N/A	$75,000,000.00
Morgan Stanley Senior Funding, Inc.	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
JPMorgan Chase Bank, N.A.	$51,562,500.00	$23,437,500.00	N/A	$75,000,000.00
COOPERATIEVE CENTRALE RAIFFEISENBOERENLEENBANK B.A. “RABOBANK NEDERLAND” NEW YORK BRANCH	$60,156,250.00	$27,343,750.00	N/A	$87,500,000.00
Bank of America, N.A.	$44,687,500.00	$20,312,500.00	N/A	$65,000,000.00
HSBC Bank USA, National Association	$44,687,500.00	$20,312,500.00	N/A	$65,000,000.00
Mizuho Bank, LTD.	$44,687,500.00	$20,312,500.00	N/A	$65,000,000.00
Royal Bank of Canada	$44,687,500.00	$20,312,500.00	N/A	$65,000,000.00
U.S. Bank National Association	$44,687,500.00	$20,312,500.00	N/A	$65,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Barclays Bank PLC	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Branch Banking and Trust Company	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Compass Bank	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Credit Agricole Corporate and Investment Bank	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
ING Bank N.V., Dublin Branch	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Société Générale	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Sumitomo Mitsui Banking Corporation	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
SunTrust Bank	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Toronto Dominion (Texas) LLC	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Wells Fargo Bank, N.A.	$41,250,000.00	$18,750,000.00	N/A	$60,000,000.00
Agricultural Bank of China Ltd., New York Branch	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Australia and New Zealand Banking Group Limited	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
BMO Harris Bank N.A.	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
The Bank of Nova Scotia	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Bank of the West	$16,328,125.00	$7,421,875.00	N/A	$23,750,000.00
First Hawaiian Bank	$9,453,125.00	$4,296,875.00	N/A	$13,750,000.00

Lender	3-Year Tranche Commitment	5-Year Tranche A Commitment	5-Year Tranche B Commitment	Total Commitment
Capital One, N.A.	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Fifth Third Bank	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
The Huntington National Bank	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
KeyBank National Association	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Mediobanca International (Luxembourg) S.A.	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
The Northern Trust Company	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
PNC Bank, National Association	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Citizens Bank, N.A.	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Regions Bank	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Santander Bank, N.A.	$25,781,250.00	$11,718,750.00	N/A	$37,500,000.00
Arvest Bank	$13,750,000.00	$6,250,000.00	N/A	$20,000,000.00
Comerica Bank	$13,750,000.00	$6,250,000.00	N/A	$20,000,000.00
First Commercial Bank, LTD.	$10,312,500.00	$4,687,500.00	N/A	$15,000,000.00
Farm Credit Services of Western Arkansas, PCA[1]	N/A	N/A	$547,250,000.00	$547,250,000.00
Farm Credit Services of America, PCA	N/A	N/A	$37,750,000.00	$37,750,000.00
AgStar Financial Services, PCA	N/A	N/A	$15,000,000.00	$15,000,000.00
TOTALS:	$1,306,250,000.00	$593,750,000.00	$600,000,000.00	$2,500,000,000.00

[1]	Farm Credit Services Western Arkansas, PCA will assign 100% of its commitment to CoBank, FCB on the Effective Date.